SUBLEASE

THIS SUBLEASE (this "Sublease"), dated as of April 26, 2005, is entered into by and between ISID FINANCE OF AMERICA, INC., a Delaware corporation (f/k/a ISI-DENTSU OF AMERICA, INC.), having an address at 1114 Avenue of the Americas, New York, New York 10036 ("Landlord"), and MRU HOLDINGS, INC., a Delaware corporation, having an address at 600 Lexington Avenue, New York, New York 10022 ("Tenant").

RECITALS

A. Pursuant to that certain Indenture of Lease, dated October 17, 1990, between Robert H. Arnow, as landlord, and Tenant, as tenant, as amended by the Modification and Extension of Lease, dated as of May 5, 1998 (the "Modification"), between 1114 Trizechahn-Swig, as successor-in-interest to Robert H. Arnow ("Master Landlord"), as landlord, and Tenant, as tenant (as the same may, subject to the terms hereof, be hereafter amended, modified or supplemented, from time to time, the "Overlease"), Master Landlord leased to Landlord a portion of the thirtieth (30th) floor (the "Premises") in the building known as 1114 Avenue of the Americas, New York, New York (the "Building"). All capitalized terms used herein, but not defined, shall have the meanings ascribed to such terms in the Overlease.

B. A true, complete and correct copy of the Overlease is attached hereto as Exhibit B.

C. Landlord desires to sublease to Tenant, and Tenant desires to sublease from Landlord, all of the Premises, being that portion of the thirtieth (30th) floor of the Building shown as hatched on the floor plan attached hereto as Exhibit A, on the terms, covenants and conditions herein set forth.

NOW, THEREFORE, Landlord and Tenant covenant and agree as follows:

1. (a) Landlord hereby leases the Premises to Tenant, and Tenant hereby takes and leases the Premises from Landlord, upon and subject to the terms, covenants and conditions herein set forth, for a term (the "Term") commencing on the date (the "Commencement Date") which is the later of (i) the date on which the consent of Master Landlord to this Sublease pursuant to Section 13(a) hereto is obtained, or (ii) the date on which Landlord shall deliver the Premises to Tenant, and ending on May 30, 2009, or on such earlier date upon which said Term may expire, be canceled or terminated pursuant to Sections 5(d), 8, 9 and 13(a) hereof or any other provision of this Sublease or the Overlease (such date, the "Expiration Date"). If Landlord is not prepared to deliver the Premises to Tenant as herein provided on the later of (x) May 30, 2005, or (y) the date on which Master Landlord's consent pursuant to Section 13(a) has been obtained, then, subject to the third-to-last sentence of this subsection, Landlord shall provide Tenant, as Tenant's sole remedy, a credit in the amount of Sixteen Thousand and No/100 Dollars ($16,000.00) to be applied against the Tenant's monthly Fixed Rent obligations. Such credit shall be applied as of the Commencement Date and shall be in addition to any other rent concessions or credits, if any, contained in this Sublease. To the extent such credit exceeds the amount owed by Tenant for such monthly installment of Fixed Rent, the excess shall be applied against the next monthly installment of Fixed Rent due

hereunder. If the Commencement Date has not occurred on or before June 30, 2005, then, subject to the third-to-last sentence of this subsection, Landlord shall provide Tenant, as Tenant's sole remedy, an additional credit against the Tenant's Fixed Rent obligations in the amount of Twenty-Nine Thousand Four Hundred Fifty-Nine and 17/100 Dollars ($29,459.17). Such credit shall be in addition to any other rent concessions or credits, if any, contained in this Sublease. Such credit shall be applied against the then current monthly installment of Fixed Rent due hereunder. To the extent such credit exceeds the amount owed by Tenant for such monthly installment of Fixed Rent, the excess shall be applied against the next monthly installment of Fixed Rent due hereunder. Notwithstanding the foregoing, if the Commencement Date has not occurred on or before June 10, 2005, either party shall have the right, but not the obligation, to terminate this Sublease without any further liability of either party to the other party by providing notice thereof in writing to Landlord so long as the Commencement Date has not occurred prior to the delivery of such notice. Within three (3) business days of Landlord's receipt of such notice, the first installment of Fixed Rent, Electricity Charge, Escalation Rent, if any, and any Letter of Credit or Security Deposit shall be promptly returned to Tenant. At Landlord's request, Tenant shall execute and deliver a certificate to Landlord confirming the Commencement Date.

(b) Landlord and Tenant acknowledge and agree that the rentable square footage of the Premises is approximately 7,685 rentable square feet, and such figure shall be binding on Landlord and Tenant for the purposes of this Sublease.

(c) Landlord and Tenant acknowledge and agree that the Premises shall include the use of the current T-1 data transmission line servicing the Premises (the "T-1 Service"). Tenant shall assume the costs of maintaining and paying for the T-1 Service from and after the Commencement Date. Landlord covenants and agrees that it shall not terminate the T-1 Service but instead shall instruct the T-1 Service provider to transfer the T-1 Service in the name of Tenant as of the Commencement Date without interruption or termination. Landlord shall be responsible for all costs associated with the maintenance and use of the T-1 Service and all fees and expenses due the T-1 Service provider accruing prior to the Commencement Date and Tenant shall be responsible for such costs, fees and expenses from and after the Commencement Date. Each party agrees to execute and deliver confirmatory documents reasonably requested by the T-1 service provider to evidence the transfer to and assumption of the T-1 Service by the Tenant.

2. (a) Tenant shall pay to Landlord a fixed annual rent (the "Fixed Rent") for the Premises equal to $353,510.00 per annum, for the period from and including the Commencement Date for the remainder of the term. All Fixed Rent shall be paid in equal monthly installments in advance on the first day of each calendar month during the Term; provided, however, that (x) the first month's installment of the Fixed Rent and Electricity Charge (as hereinafter defined) payable hereunder shall be paid to Landlord simultaneously with the execution and delivery of this Sublease by Tenant, and (y) so long as Tenant is not in default beyond any applicable grace period hereunder in any monetary or material non-monetary obligation, no Fixed Rent shall be payable with respect to the first two (2) full calendar months of the Term. If the Commencement Date or the Expiration Date falls on a day other than the first day of a calendar month, the Fixed Rent and Electricity Charge for such month (and any month during which there is an increase in Fixed Rent) shall be prorated based on the actual number of

days in such month. In the event that this Sublease is terminated pursuant to Section 1(a) or Section 13(a) hereof, Landlord shall promptly return to Tenant the first installment of the Fixed Rent, Escalation Rent, if any, and Electricity Charge and any Letter of Credit or Security Deposit.

(b) In addition to Fixed Rent, Tenant shall pay to Landlord, as additional rent ("Escalation Rent"), Tenant's Proportionate Share (as hereinafter defined) of the increases in " Taxes" and "Operating Cost" (as respectively defined in Articles 19 of the Overlease) assessed to Landlord with respect to the Premises pursuant to Article 19 of the Overlease; provided, however, that for such purposes:

(i) The "Base Operating Cost Year" shall be the 2005 calendar year.

(ii) The "Base Tax Year" shall mean the twelve (12) month fiscal year ending June 30, 2006.

Each installment of Escalation Rent which Tenant is required to pay under this Section shall be made on or before the later of (x) ten (10) days before the date that the corresponding installment is due under the Overlease, or (y) ten (10) days after demand therefor.

(c) Landlord shall provide Tenant, from time to time, with statements ("Escalation Statements") specifying the amount and payment dates for the monthly, quarterly or other installments of Escalation Rent payable by Tenant hereunder, accompanied by copies of any related statements delivered to Landlord by Master Landlord pursuant to Article 19 of the Overlease, and Tenant shall pay Escalation Rent in the amounts and on the date prescribed pursuant to the last sentence of subsection (b) of this Section.

(d) Upon receipt by Landlord of any refund, adjustment or credit in rent attributable to escalations pursuant to Article 19 of the Overlease for any period during the Term, Tenant shall be entitled to receive from Landlord a corresponding refund, adjustment or credit, based on the portion of, and in no event to exceed, escalations attributable to any payments made by Tenant under this Section, but net of Landlord's actual, reasonable, third party expenses incurred in obtaining the same.

(e) If the Expiration Date is other than the last day of a Subsequent Tax Year or Operational Year, the Escalation Payments for the Subsequent Tax Year or Operational Year in which the Expiration Date occurs shall be adjusted appropriately.

(f) (i) Tenant shall be entitled to receive electrical energy at the Premises as furnished to Landlord pursuant to Article 20 of the Overlease.

(ii) It is the agreement of the parties that Tenant shall pay for electrical energy at the Premises an amount equal to those sums charged by Master Landlord to Landlord pursuant to the Overlease, and this clause (ii) and the succeeding clause (iii) are intended to effect such intent. The sums paid by Landlord for electrical energy are equal to the difference between "Fixed Minimum Rent" charged by Master Landlord and "Fixed Minimum Rent Exclusive of Electricity" charged by Master

Landlord, as adjusted pursuant to Article 20 of the Overlease. During the Term, the difference between "Fixed Minimum Rent" charged by Master Landlord and "Fixed Minimum Rent Exclusive of Electricity" charged by Master Landlord will be $19,212.50 per annum, or $1,601.04 per month. For March, 2005, the total monthly amount paid by Landlord for electrical energy at the Premises was $2,030.89.

(iii) Consequently, Tenant shall pay, as additional rent, a charge for electrical energy at the Premises (the "Electricity Charge") determined as follows:

(x) Commencing on the Commencement Date, Tenant shall pay, as the Electricity Charge, an amount equal to $2,030.89 per month (prorated on a per diem basis for partial months), subject to adjustment as provided in this clause (iii).

(y) In the event that charges for electrical energy under the Overlease are adjusted for any period during the Term, Landlord shall notify Tenant of such adjustment (which notice shall be accompanied by Master Landlord's notice of such adjustment), and, (A) if such adjustment is an increase in such charges, Tenant shall pay to Landlord, within ten (10) days after receiving such notice from Landlord, any portion of such increase which is due and payable by Landlord to Master Landlord, and, if applicable, Tenant's future monthly installments of the Electricity Charge shall be increased appropriately, and (B) if such adjustment is a decrease in or refund of such charges, Landlord shall credit against the next installments of the Electricity Charge any prior overpayment by Tenant of the Electricity Charge, equal to any refund or credit received by Landlord for the period in question, and, if applicable, Tenant's future monthly installments of the Electricity Charge shall be decreased appropriately, in each case as determined reasonably by Landlord.

(z) If Master Landlord exercises its rights under Section 20.05 of the Overlease, then, after the "effective date of such termination" (as such term is used in said Section 20.05), Tenant shall pay directly for electrical energy and there shall be no Electricity Charge.

(iv) If any tax (other than income or franchise taxes) is imposed upon Landlord with respect to electrical energy furnished as a service to Tenant by any governmental authority, in addition to taxed in effect on the date hereof, Tenant agrees that, where permitted by law or applicable regulations, Tenant's pro rata share of such taxes shall be reimbursed by Tenant to Landlord within thirty (30) days after demand.

(g) Tenant shall be entitled to receive overtime services from Master Landlord pursuant to the Overlease on the same basis and at the same cost as Tenant is charged for such services by Master Landlord.

(h) Tenant shall pay to Landlord, from time to time, within ten (10) after demand therefor (which demand will be accompanied by statements reasonably specifying the amount and description of charges), as additional rent, all overtime charges (including

charges for overtime HVAC) which are separately billed under the Overlease for overtime services provided by the Master Landlord during the Term for the Premises.

(i) The provisions of this Section 2 shall survive the expiration or sooner termination of this Sublease; provided, however, that Tenant shall accrue no liability for any charges applicable to periods prior to the Commencement Date or, subject to the provisions hereof regarding termination of this Lease on account of Tenant's default hereunder, subsequent to the Expiration Date.

3. The Fixed Rent, Escalation Rent, Electricity Charge, overtime building charges pursuant to Section 2(g) or Section 2(h) hereof and any other amounts or charges payable hereunder (all of which shall be deemed additional rent), shall be paid by Tenant to Landlord at Landlord's offices specified in Section 12 hereof, or such other place as Landlord may designate, in lawful money of the United States of America, without any deduction, set-off, counterclaim or abatement, except as expressly provided to the contrary in this Sublease, and, except as otherwise herein expressly provided, without demand therefor.

4. (a) Tenant acknowledges that Tenant has inspected the Premises prior to the execution of this Sublease, agrees to take the Premises broom-clean but otherwise in its "as-is" condition, and agrees that Landlord shall not be obligated to make any repairs or alterations thereto in preparation for Tenant's occupancy and possession, or pay (or reimburse Tenant for payment of) the costs of any such repairs or alterations, or provide Tenant with any business equipment, except as provided in the next sentence. Notwithstanding the foregoing, Landlord shall deliver the Premises to Tenant in broom-clean condition with the existing furniture and telephone systems in place described in Exhibit C.

(b) In executing this Sublease, Tenant has not relied upon or been induced by any statements or representations of any person whatsoever, except as expressly set forth in this Sublease, whether relating to the physical condition of the Premises or any other matter. All undertakings and agreements, if any, heretofore had between the parties are merged into this Sublease.

5. (a) Except as specifically provided to the contrary herein, this Sublease is subject to all of the terms, covenants, provisions, conditions and agreements contained in the Overlease and to all mortgages and ground or underlying leases to which the Overlease is subject. This Sublease shall also be subject to and Tenant accepts this Sublease also subject to any amendments and supplements to the Overlease hereafter made between Master Landlord and Landlord, provided that any such amendment or supplement to the Overlease will not adversely affect in any material respect the use by Tenant of the Premises in accordance with the terms of this Sublease, increase to any material respect the obligations of Tenant or decrease to any material respect its rights under this Sublease, alter the Term, or increase the Fixed Rent or any of the additional rent required to be paid by Tenant under the terms of this Sublease. Landlord will give Tenant at least three (3) business days' prior notice of and a copy of any such proposed amendment. Tenant covenants and agrees (i) to perform and to observe all of the terms, covenants, conditions and agreements required to be observed or performed by the "Tenant" under the Overlease (other than those specifically deleted pursuant to Section 5(b) below) to the extent that the same are not modified or amended by this Sublease, and (ii) that

Tenant will not do or cause to be done or suffer or permit any act or thing to be done which would constitute a default under the Overlease, which would cause the Overlease or the rights of Landlord, as tenant thereunder, to be canceled, terminated or forfeited, or which would make Landlord liable for any damages, claim or penalty. Landlord covenants and agrees to perform and to observe all of the terms, covenants, conditions and agreements required to be observed or performed by the "Tenant" under the Overlease (other than those which are the obligations of Tenant to perform under this Sublease), so that Master Landlord shall have no right to declare that a default or Event of Default exists under the Overlease and to terminate the Overlease or to exercise any of its other rights or remedies on account of such default or Event of Default; provided, however, that nothing contained in this sentence or elsewhere in this Sublease shall prevent Landlord from exercising any of its rights under Article 9 or Article 10 of the Overlease.

(b) Except as otherwise expressly set forth herein, all of the terms, covenants, conditions and agreements contained in the Overlease, except for the Excluded Articles (as defined in the next sentence), are incorporated and made part of this Sublease as though fully set forth herein and shall apply to the Premises to the extent that the same are applicable. As used herein, the "Excluded Articles" means the following provisions of the Overlease: all of the lead-in on page 1 prior to Section 1.01; the last two grammatical paragraphs before Article 2, Sections 2.01, 2.03, 2.04, 2.05, 2.07, the second sentence of Section 3.03, Article 5 (except to the extent expressly modified by Section 6 hereof), Article 19, Article 21, the last sentence of Section 22.01, Section 25.02, Article 28, and Paragraphs 1, 5, 6B and 7 of the Modification. Notwithstanding the foregoing, the exclusion of the Excluded Articles from incorporation into this Sublease shall not diminish or lessen the obligations of Landlord set forth in Subparagraph 5(e) of this Sublease. As so incorporated herein the term "Demised Premises" shall be deemed to mean the Premises herein, the term "Fixed Minimum Rent" shall mean the Fixed Rent, the term "rent" shall mean the Fixed Monthly Rent, Escalation Rent and all other additional rent and other sums and charges payable by Tenant pursuant to the terms of this Sublease, the term "Lease" shall be deemed to refer to this Sublease, the term "Landlord" shall be deemed to mean Landlord and Master Landlord, the term "Tenant" shall be deemed to mean Tenant, all references to "Tenant's Initial Work" shall be deemed deleted, and the term "Commencement Date" shall mean the Commencement Date. In addition:

(i) Except as otherwise provided herein, any lengths of time set forth in the Overlease, as so incorporated, for the doing of acts are changed for purposes of this Sublease so that the time of Landlord is two (2) days more than the time of Master Landlord and the time of Tenant is two (2) days less than the time of Landlord, as landlord and tenant, respectively, under the Overlease; provided, however, that in no event shall either Landlord or Tenant have less than three (3) business days to perform such acts as may be required by the Overlease unless the Overlease specifically sets forth a period shorter than three (3) business days for the performance of such particular act.

(ii) Whenever in this Sublease Tenant indemnifies Landlord, such indemnification shall be construed as an indemnification of both Landlord and Master Landlord.

(iii) Certificates of insurance evidencing the insurance required from Tenant under Article 8 of the Overlease, as incorporated herein, shall be delivered

to Landlord prior to the Commencement Date and such delivery shall be a condition precedent to Tenant's right to take occupancy of the Premises.

(iv) The waiver of subrogation by Tenant in Section 8.04 shall cover both Master Landlord and Landlord.

(v) Article 17 shall not be deemed breached by a termination of this Sublease on account of a termination of the Overlease, unless such termination is solely the result of a default by Landlord in performance of an obligation of Landlord under this Sublease which is also a default under the Overlease.

(vi) For purposes of Article 26 of the Overlease, only Master Landlord shall have the right to establish or amend rules and regulations.

(c) Landlord's refusal to consent to or approve any action requiring such consent or approval shall under no circumstances be deemed unreasonable if Master Landlord has refused and is required to give a corresponding consent or approval under the Overlease, nor shall Landlord be liable to Tenant for any such refusal. If any request for consent or approval is made by Tenant to Landlord and Master Landlord's consent is required, Tenant shall furnish to Master Landlord all materials requested by Master Landlord in connection with such consent or approval. Landlord shall use good faith diligent efforts to obtain Master Landlord's consent or approval in such instance unless Landlord's consent or approval is also required and Landlord has determined, in accordance with this Sublease, not to grant its consent or approval thereto.

(d) In the event of and upon the termination or cancellation of the Overlease pursuant to the terms and provisions thereof (including pursuant to Article 9 or Article 10 thereof), this Sublease shall automatically cease and terminate; provided, however, that any liability of Landlord to Tenant for termination caused by Landlord's default or the liability of Tenant to Landlord for termination caused by Tenant's default shall not be discharged by reason of such termination. This Section 5(d) shall survive any such termination or cancellation of this Sublease.

(e) Tenant acknowledges and agrees that Landlord has no obligation under this Sublease to provide work, services, utilities, access, repairs or restoration with respect to the Premises or any other portion of the Building or to perform any other obligations of Master Landlord under the Overlease and that Landlord's sole obligation, subject to any provisions of this subsection expressly to the contrary, with respect to any of the foregoing is to promptly, following the written request of Tenant, request that Master Landlord perform its obligations under the Overlease. Landlord shall in no event be liable to Tenant nor shall the obligations of Tenant hereunder be impaired or the performance thereof abated, reduced or excused because of any failure or delay on the Master Landlord's part in performing or providing any of the foregoing unless such failure or delay entitles Landlord to any such abatement, reduction or excuse pursuant to the terms of the Overlease or results from Landlord being in default under the Overlease (other than due to a default by Tenant hereunder) or from Landlord's willful misconduct. If the Master Landlord shall default in any of its obligations to Landlord with respect to the Premises, at Tenant's written request, Landlord shall take any and all

reasonable actions permitted by the Lease, at law or in equity, to exercise its rights and to enforce Master Landlord's obligations under the Lease, and to diligently and with continuity pursue such exercise or enforcement to completion, or shall permit Tenant to pursue self-help remedies against Master Landlord as aforesaid, provided that Tenant shall and Tenant hereby agrees to (i) reimburse Landlord on demand for any and all reasonable costs and expenses (including reasonable attorneys' fees and costs) incurred by Landlord in connection with any such enforcement action, and (ii) indemnify, defend and hold harmless Landlord from and against any and all losses, costs, liabilities, claims, counterclaims, expenses and costs (including reasonable attorneys' fees and costs) arising out of such enforcement action. Landlord shall cooperate reasonably, at Tenant's expense, should Tenant elect to exercise its rights under this subsection. Tenant shall be entitled to participate, at its sole cost and expense, with Landlord in the enforcement of Landlord's rights against the Master Landlord.

(f) Neither Landlord nor Master Landlord shall be liable to Tenant, or to Tenant's agents, contractors, employees, invitees or licensees, for any loss or damage to person or property caused for any reason whatsoever, other than by Landlord's or Master Landlord's, respectively, gross negligence or willful misconduct, or for any damage or inconvenience which may arise through repair or alteration of any part of the Building or failure to make any such repair. Tenant shall indemnify Landlord and Master Landlord and hold Landlord and Master Landlord harmless from and against all loss, cost, liability or reasonable expense arising out of or related to claims of injury to or death of persons or damage to property occurring or resulting directly or indirectly from the use or occupancy of the Premises or any activities of Tenant, its agents, contractors, employees, invitees or licensees, in or about the Premises or the Building, such indemnity to include the obligation to provide all reasonable costs of defense against any such claims; provided, however, that the foregoing indemnity shall not apply to any claims to the extent such claims arise solely by reason of the gross negligence or willful misconduct of Landlord, Master Landlord, or of Landlord's or Master Landlord's agents, contractors, employees, invitees or licensees. Nothing contained in this Sublease shall be construed as requiring Tenant to indemnify or hold Landlord or, except to the extent that the Overlease requires such indemnification or hold harmless, Master Landlord harmless from and against Landlord's or Master Landlord's own negligent acts or omissions.

(g) In the event of a default, re-entry, expiration and/or dispossess described in Article 15 or Article 16 of the Overlease, as incorporated herein, or any other termination of this Sublease, on account of a default by Tenant (a "Default Termination"), then Landlord shall have all of the rights and remedies set forth in said Article 15 or Article 16, as incorporated herein; provided, however, that nothing herein contained shall be construed as limiting or precluding the recovery by Landlord against Tenant of any sums or damages to which, in addition to the damages particularly provided above, Landlord may lawfully be entitled by reason of any default hereunder on the part of Tenant. Moreover, if this Sublease is terminated by virtue of the default of Tenant, then and in such event, in addition to all other damages and remedies herein provided and provided by law for Landlord, Landlord shall also be entitled to the return of the unamortized portion of the following amounts (collectively, the "Recoverable Amounts"): (y) any brokerage commissions paid by Landlord as described in Section 11 hereof, and (z) the amount of the abatement or reduction in Fixed Rent received by Tenant pursuant to Section 2(a)(y) hereof, which sum shall be deemed additional rental due and owing prior to such termination of this Sublease. Said unamortized portion of the Recoverable

Amounts shall be computed by multiplying the total amount of the Recoverable Amounts by a fraction, the numerator of which shall be 48 minus the total number of months of the term of this Sublease which have elapsed from and including June 1, 2005 but prior to such termination and the denominator of which shall be 48. The obligation of Tenant to pay such additional rent (or damages) to Landlord shall survive the expiration or sooner termination of the term of this Sublease.

6. (a) Tenant shall make no alterations, additions or improvements in or about the Premises without first obtaining the consent of Landlord, which consent shall not be unreasonably withheld or delayed provided Landlord is able using reasonable efforts (without incurring any expense or any additional obligations or liability to Master Landlord) to obtain any consent of Master Landlord required under the terms of the Overlease. Landlord shall present to Master Landlord any such request by Tenant for consent and, unless Landlord is not prepared to grant its consent to such alterations, additions or improvements, shall cooperate in good faith with Tenant, at Tenant's expense, to obtain such consent. Any such alterations, additions, or improvements shall, at Tenant's expense, be made by Tenant in compliance with and be subject to the applicable provisions of the Overlease, including Article 5.

(b) All alterations, additions or improvements in or about the Premises permitted pursuant to Section 6(a) above shall be performed so as to minimize interference with any other occupant of the Building and Tenant, at its expense, shall repair any damage to the Premises caused by the making or removal of any such alterations.

7. Tenant shall, at all times from and after the Commencement Date, and at Tenant's sole cost and expense, obtain and keep in force all insurance of the type and in the amounts described in Article 8 of the Overlease (and, during any construction on the Premises, all insurance of the type and in the amounts described in Article 5 of the Overlease). Such insurance shall expressly provide that the policy shall not be canceled without thirty (30) days' prior written notice to Landlord and Master Landlord. The insurance required under this Section shall name Landlord and Master Landlord as additional insureds, shall be primary and noncontributing with any insurance which may be carried by Landlord and Master Landlord. Tenant shall deliver to Landlord and Master Landlord binding certificates evidencing such insurance prior to the Commencement Date. If Tenant fails to insure or fails to furnish to Landlord upon ten (10) days' prior notice to do so a binding certificate of insurance signed by the insurer with respect thereto as herein required, Landlord shall have the right from time to time to effect such insurance for the benefit of Tenant, Landlord and Master Landlord or any of them and all commercially reasonable premiums paid by Landlord shall be paid by Tenant as additional rent within thirty (30) days after demand.

8. If the whole or substantially all of the Premises shall be taken or condemned by any competent authority for any public or quasi-public use this Sublease shall cease and terminate on the date of taking of possession in such proceeding and the Gross Rent shall be apportioned as of said termination date. If the Overlease is terminated pursuant to Article 10 thereof, this Sublease shall cease and terminate on the date the Overlease terminates and the Gross Rent shall be apportioned as of said termination date. Upon and during the continuance of a partial taking of all or part of the Premises, which taking materially and adversely affects Tenant's ability to operate its business at the Premises for a period in excess of

ten (10) consecutive days, Tenant shall have the right to terminate this Sublease upon at least thirty (30) days' prior notice to Landlord, in which event this Sublease shall cease and terminate on such date and the Gross Rent shall be apportioned as of said termination date. Upon a partial taking, unless this Sublease is terminated as above provided, this Sublease shall continue in force as to the remainder of the Premises, and the Fixed Rent and Escalation Rent shall be diminished by the same proportion which rental allocable to the Premises shall abate under the Overlease. In any case Tenant shall not be entitled to any part of the award or any payment in lieu thereof but Tenant shall have the right to file a claim for trade fixtures paid for by Tenant (and not reimbursed by Landlord), moving expenses provided that such award is made separately from the awards to Landlord and to the Master Landlord and that any award made to Tenant will not reduce the amount of the award to the Master Landlord or of any award made to Landlord.

9. If the Overlease shall be terminated pursuant to Article 9 thereof, this Sublease shall cease and terminate on the effective date of the termination of the Overlease, Tenant shall forthwith vacate and surrender the Premises on or before said date and the Gross Rent (or the portion thereof, if any, not abated from the date of the damage or destruction) shall be apportioned as of said termination date. If there shall occur damage to or destruction of the Premises, or any part thereof, by fire or other casualty, as described in Article 9 of the Overlease, and unless and until this Sublease shall expire or sooner terminate as herein provided, the rental hereunder shall be abated as provided in the next sentence. Tenant's right to an abatement or apportionment of rent or to repairs shall be limited to but shall be equal to Landlord's right to the same for the Premises under Article 9 of the Overlease.

10. (a) Except as otherwise provided in this Section, Tenant shall not without, in each instance, obtaining the prior consent of Landlord and of Master Landlord, (i) assign or otherwise transfer this Sublease or the term and estate hereby granted, (ii) sublet the Premises or any part thereof or allow the same to be used or occupied by others or in violation of the Overlease, (iii) mortgage, pledge or encumber this Sublease or the Premises or any part thereof in any manner by reason of any act or omission on the part of Tenant, or (iv) otherwise take any action or permit any action to be taken which requires Master Landlord's consent pursuant to Article 10 of the Overlease. Subject to receiving the consent of Master Landlord to such a request, Landlord shall not unreasonably withhold or delay its consent to a request by Tenant to sublease all or part of the Premises, subject also to:

(i) No more than one (1) tenant, subtenant or occupant (including Tenant) having possession of all or any part of the Premises; and

(ii) Compliance by Tenant with all provisions of Article 10 of the Overlease, as incorporated herein, relevant to such proposed assignment or sublease.

(b) In connection with any request for consent pursuant to this Section, Tenant shall pay, within thirty (30) days after demand, any fees and charges assessable by Master Landlord under the Overlease in connection with the obtaining of any requisite consent of Master Landlord to the transaction in question and any reasonable out-of-pocket costs (including reasonable attorney's fees and disbursements) incurred by Landlord in responding to or processing a request by Tenant for a consent under this Section.

11. Landlord and Tenant each hereby represents and warrants that it has not dealt with any broker or agent in connection with this Sublease other than C B Richard Ellis, Inc. and The Lansco Corporation (collectively, "Broker"), and each agrees to indemnify, defend and hold harmless the other party and the Master Landlord from and against all loss, liability, claims, cost or expense (including, without limitation, reasonable attorneys' fees and disbursements), arising out of any state of facts which would make the foregoing representation and warranty of Landlord or Tenant, respectively, untrue. Landlord shall pay any brokerage commission earned by Broker in respect of this Sublease in accordance with separate agreements with Broker.

12. Any notice, request, approval, consent or other communication (a "Notice") required or permitted to be given under this Sublease must be in writing and shall be deemed to be given by a party on the third (3rd) day after being sent by registered or certified mail, return receipt requested, postage prepaid, or the first (1st) business day after being sent by Federal Express or other recognized national overnight courier, addressed to the other party as follows:

If to Landlord:

ISID Finance of America, Inc.
1114 Avenue of the Americas
New York, New York 10036
Attention: President & CEO or Director

With a copy to:

Morrison & Foerster LLP
1290 Avenue of the Americas
New York, New York 10104
Attention: Andrew J. Weiner, Esq.

If to Tenant:

MRU Holdings, Inc.
600 Lexington Avenue
New York, New York 10022
Attention: Edwin McGuinn

With a copy to:

McGuireWoods LLP
50 N. Laura St., Suite 3300
Jacksonville, Florida 32202
Attention: Louis W. Zehil, Esq.

Either party may by Notice, change the address or addresses to which Notices to it are to be sent hereunder.

13. Notwithstanding anything to the contrary contained herein, this Sublease shall not become effective, nor shall the Term commence, unless and until there has been obtained in writing, from Master Landlord, the consent of Master Landlord to this Sublease and the subletting hereunder in a form reasonably acceptable to Landlord and Tenant. The parties agree that such consent may be an agreement among Master Landlord, Landlord and Tenant in Master Landlord's customary form for similar consents. Landlord agrees to use diligent good faith efforts to procure such consent from the Master Landlord prior to May 23, 2005, but shall have no obligation to incur any obligation or expense in order to obtain the same.

14. (a) Tenant will deliver to Landlord, on the signing of this Sublease, either (i) the sum of $360,000.00 (the "Initial Cash Deposit") to be held and applied as a security deposit in the same manner as specified herein for the Security Deposit (as hereafter defined) or (ii) a clean, irrevocable and unconditional letter of credit (such letter of credit, and any replacement thereof as provided herein, is called a "Letter of Credit") issued and drawn upon any commercial bank approved by Landlord with offices for banking purposes in the City of New York ("Issuing Bank"), which letter of credit shall have a term of not less than one year, be in form and content satisfactory to Landlord, be for the account of Landlord and be in the amount of $360,000.00. Tenant may substitute the Letter of Credit at any time during the first sixty (60) days of the Term, and shall substitute the Letter of Credit no later than the last day of such sixty (60) day period, for the Initial Cash Deposit by delivering the Letter of Credit to Landlord and Landlord shall return the Initial Cash Deposit to Tenant within five (5) business days of receipt of the Letter of Credit. The form of letter of credit annexed to this Lease as Schedule 1 is satisfactory. The Letter of Credit and any cash Security Deposit (including the Initial Cash Deposit) shall be security for the faithful performance and observance by Tenant of the terms, provisions and conditions of this Sublease. Tenant agrees that in the event of the occurrence of default beyond any applicable grace periods hereunder (an "Event of Default"), Landlord may use, apply or retain the whole or any part of any cash Security Deposit (as hereinafter defined), or may draw the entire amount of the Letter of Credit and use, apply, or retain the whole or any part of such proceeds, as the case may be, to the extent required for the payment of any Fixed Rent, Escalation Rent, Electricity Charges, other additional rent, or any other sum as to which Tenant is in default beyond any applicable grace period, or for any sum that Landlord may expend or may be required to expend by reason of the Event of Default (including any damages or deficiency accrued before or after summary proceedings or other re-entry by Landlord); provided, however, that so long as the Letter of Credit shall not expire during such period, Landlord shall provide Tenant at least two (2) business days prior notice before drawing upon the Letter of Credit. If Landlord applies or retains any portion or all of any cash Security Deposit or proceeds of the Letter of Credit, as the case may be, Tenant shall, within ten (10) business days after demand, restore the amount so applied or retained so that, at all times, the amount of the Security Deposit shall be the amount of $360,000.00. Provided there is then no uncured Event of Default, any balance of the cash Security Deposit or proceeds of the Letter of Credit held by Landlord and not used, applied or retained by Landlord as above provided, and any remaining Letter of Credit, shall be returned to Tenant within sixty (60) days after the Expiration Date and after delivery of possession of the entire Premises to Landlord in accordance with the terms of this Sublease.

(b) Supplementing subsection (a) of this Section, the Letter of Credit shall provide that:

(1) The Issuing Bank shall pay to Landlord or Landlord's duly authorized representative an amount up to the face amount of the Letter of Credit upon presentation of the Letter of Credit and a sight draft in the amount to be drawn with a statement that: "This drawing is made pursuant to the Sublease dated as of April __, 2005, as the same may have been amended from time to time, between ISID Finance of America, Inc., as landlord, and MRU Holdings, as tenant";

(2) The Letter of Credit shall be deemed to be automatically renewed, without amendment, for consecutive periods of one year each during the Term, unless the Issuing Bank sends written notice (the "Non-Renewal Notice") to Landlord by certified or registered mail, return receipt requested, at least forty-five (45) days prior to the expiration date of the Letter of Credit, to the effect that it elects not to have such Letter of Credit renewed; and

(3) The Letter of Credit shall be transferable by Landlord as provided in subsection (d) of this Section.

(c) Landlord, after receipt of the Non-Renewal Notice, shall have the right to draw the entire amount of the Letter of Credit and to hold the proceeds as a cash security deposit (the "Security Deposit") pursuant to the terms of this Section, provided that Tenant shall have failed to deliver to Landlord a replacement Letter of Credit meeting all of the requirements of this Section within seven days after the date of the Non-Renewal Notice; provided, however, that failure to deliver such a replacement Letter of Credit within such seven (7) day period shall constitute an Event of Default under this Sublease. Landlord shall release such proceeds to Tenant upon delivery to Landlord of a replacement Letter of Credit complying with the terms hereof. Notwithstanding the foregoing, for the first sixty days of the Term, Tenant's delivery of the Initial Cash Deposit shall not constitute an Event of Default under this Section 14(c) and Landlord shall not be entitled to demand or receive a Letter of Credit or replacement Letter of Credit as described in this Section 14(c) until the earlier to occur of (i) the expiration of the first sixty (60) days of the Sublease Term, or (ii) the delivery of a substitute Letter of Credit by Tenant as provided in Section 14(a) hereof.

(d) In the event of the assignment of the Overlease by Landlord, Landlord shall have the right to transfer the cash Security Deposit or Letter of Credit, as the case may be, without charge for such transfer, to the assignee, and Landlord shall thereupon be released by Tenant from all liability for the return of such cash Security Deposit or Letter of Credit. In such event, Tenant agrees to look solely to the new Landlord for the return of said cash Security Deposit or Letter of Credit so transferred. It is agreed that the provisions hereof shall apply to every transfer or assignment made of the cash Security Deposit or Letter of Credit to a new Landlord. Tenant shall execute such documents as may be reasonably necessary to accomplish such transfer or assignment of the Letter of Credit, and shall pay or reimburse Landlord, as additional rent, for payment of any transfer fee or charges imposed by the issuer of the Letter of Credit as a condition to such transfer or assignment, within ten (10) days after Landlord's demand therefor.

(e) Tenant covenants that it will not assign or encumber, or attempt to assign or encumber, the cash Security Deposit or Letter of Credit deposited hereunder, and that

neither Landlord nor its successors or assigns shall be bound by any such assignment, encumbrance, attempted assignment, or attempted encumbrance. In the event that any bankruptcy, insolvency, reorganization or other debtor-creditor proceedings shall be instituted by or against Tenant, its successors or assigns, or any guarantor of Tenant hereunder, the security shall be deemed to be applied to the payment of the Fixed Rent, Escalation Rent, Electricity Charges, or other additional rent due Landlord for periods prior to the institution of such proceedings and the balance, if any, may be retained by Landlord in partial satisfaction of Landlord's damages.

(f) If the Security Deposit shall be in cash, Landlord shall deposit the Security Deposit into an interest bearing account at a banking organization selected by Landlord. All interest and/or dividends, if any, accruing on the Security Deposit, less a 1% per annum charge for administrative expense, shall be added to, held and included within the term Security Deposit and, provided that no Event of Default shall occur and be continuing, shall be paid to Tenant in the event that Landlord is obligated to return the Security Deposit to Tenant, and when the Security Deposit is so returned. Landlord shall not be required to credit Tenant with any interest for any period during which Landlord does not receive interest on the Security Deposit.

(g) Provided that no Event of Default shall then exist, the Security Deposit (and any interest therein, less the aforesaid charge for administrative expense), to the extent not theretofore applied to cure defaults of Tenant hereunder or released to Tenant, shall be returned to Tenant within sixty (60) days after the Expiration Date.

15. If Tenant fails to vacate the Premises and holds over without the consent of Landlord, which consent Landlord may grant or withhold in its sole discretion, after the expiration or termination of this Sublease, Tenant shall pay as hold-over rental for each month of the hold-over tenancy an amount equal to the greater of (i) the fair market rental value of the Premises for such month (as reasonably determined by Landlord), or (ii) 150% of the Gross Rent for the month immediately preceding the end of the Term, (iii) any and all sums required to be paid by Landlord pursuant to Section 25.02 of the Overlease. No holding-over by Tenant after the Term shall operate to extend the Term. In the event of any unauthorized holding-over, Tenant shall indemnify, defend and hold harmless Landlord and Master Landlord from and against all claims for damages by any other tenant to whom Landlord or Master Landlord may have leased all or any part of the Premises effective upon the termination of the Lease. The provisions of this Section 15 shall survive the expiration or other termination of this Sublease.

16. Subject to the provisions of Section 10 hereof, this Sublease shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns. This Sublease may not be amended except by a writing signed by both parties.

17. It is specifically understood and agreed that Tenant shall have affixed its signature hereto with the understanding that such act shall not in any way bind Landlord until such time as this Sublease shall have been approved by Master Landlord and delivered to Tenant.

18. As used herein, the term "include", "including" and similar terms shall be construed as if followed by the phrase "without limitation". In any circumstance hereunder

where a party is required to give a consent or approval, the party in question shall not unreasonably delay its response to a request for such a consent or approval.

19. Each person executing and delivering this Sublease for a party represents and warrants that this Sublease has been duly authorized, executed and delivered by that party. Landlord represents and warrants to Tenant that (i) on the Commencement Date the Premises shall be vacant and unencumbered (except by the Overlease and any matters, unless caused by Landlord, to which the Overlease is subordinate), (ii) Landlord has received no notice(s) of default by Landlord under the Overlease, which notices are still outstanding, and (iii) the Overlease is in full force and effect.

20. This Sublease may be executed in one or more counterparts, each of which shall be deemed an original, but all of which, taken together, shall constitute one and the same document.

IN WITNESS WHEREOF, Landlord and Tenant have executed this Sublease as of the day and year first above written.

ISID FINANCE OF AMERICA, INC.
a Delaware corporation

By: K. Tatsuya

Name: KOICHI TATSUYA
Title: DIRECTOR

MRU HOLDINGS, INC.
a Delaware corporation

By: Ed McGuinn

Name: Ed McGuinn
Title: CEO